CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 26, 2011 relating to AllianceBernstein Greater China '97 Fund, Inc. for the fiscal year ended July 31, 2011 which is incorporated by reference in this Post-Effective Amendment No. 20 to the Registration Statement (Form N-1A No. 333-26229) of AllianceBernstein Greater China '97 Fund, Inc.

                                             /ERNST & YOUNG LLP


New York, New York
October 28, 2011